Exhibit 5.1

September 23, 2025

POET Technologies Inc.

120 Eglinton Avenue East, Suite 1107

Toronto, ON M4P 1E2

Dear Sirs/Mesdames:

Re:	POET Technologies Inc. – Omnibus Incentive Plan – Registration Statement on Form S-8

We have acted as Canadian counsel to POET Technologies Inc. (the “Corporation”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Corporation of 50,000,000 common shares, without par value (the “Shares”) issuable pursuant to awards under the Corporation’s omnibus incentive plan, effective June 30, 2023, as amended on June 21, 2024, June 27, 2025 and September 22, 2025 (the “Plan”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and the Plan. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of representatives of the Corporation. Whenever our opinion refers to Shares, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such Shares, either in order to complete payment for the Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such Shares or as to the adequacy of any consideration received.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

This opinion is based upon and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares are issued in accordance with the terms of the Plan, against receipt by the Corporation of any applicable payment or consideration therefor, the Shares will be validly issued as fully paid and non-assessable shares of the Corporation.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP